301 N. Canon Drive, Suite 207
Beverly Hills, CA 90210

Phone: 310-205-9907 Fax: 310-205-9909

January 12, 2006

THE UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Attn: Mr. Ryan Rohn
Staff Accountant
100 F Street, N.E.
Washington, D.C. 20549-3561

Re: Davi Skin, Inc. (the “Company”)
Form 8-K item 4.01
Filed January 9, 2006
File #001-14297

Dear Mr. Rohn:

In connection with the Company’s response to the Commissions comments in a letter dated January 9, 2006, this correspondence shall acknowledge the following:

•	The company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	Staff comments or changes to disclosure in response to staff comments in the filing reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

•	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

DAVI SKIN, INC.

By: Davi Skin, Inc., its President

By: /s/ Joseph Spellman
Joseph Spellman